PATRIARCH,  INC.
4526 UNDERWOOD AVE., NORTH VANCOUVER, B.C., V7K 2S2  PHONE (604) 961-8878
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Klondike Bay Resources
326 Penman Ave.,
Garson, Ontario
P3L 1S5

November 4, 2002

ATTENTION:  Terry Loney, Proprietor
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RE:  Claims S 1246249 - 1246253, Sudbury Mining District, Ontario, Canada
     ( the "Property")

Dear Sir,

Pursuant to an option agreement dated as of March 6, 2002, Klondike Bay Resources ("KB") granted to Patriarch, Inc., an option to acquire an interest in the Property (the "Agreement"). This letter confirms that in and for the sum of $1000 U.S., the receipt of which is hereby acknowledged, KB has agreed to amend the terms of the Agreement by deleting the reference to "December 31, 2002" in section 2.1(B) and inserting "December 31, 2003" and further by deleting the reference to "December 31, 2003 in section 2.1(C) and inserting "December 31, 2004", and further by deleting the reference to "December 31, 2002 in section 2.1(C) and inserting "December 31, 2003". The remainder of the Agreement shall remain in full force and effect.

Yours truly,

PATRIARCH, INC.

Per:

  /s/    Strato Malamas, President


The above is hereby confirmed and agreed as of the date first above written.

Klondike Bay Resources

Per:

     /s/  Terry Loney, Proprietor